Exhibit 10.3

ASSIGNMENT OF LEASE

THIS ASSIGNMENT OF LEASE (this “Assignment” or “Agreement”) is made as of this 21st day of December, 2005 by and among LTX CORPORATION, a Massachusetts corporation (“Assignor”), CFRI/DOHERTY UNIVERSITY AVENUE, L.L.C., a Delaware limited liability company (“Assignee”) and CFRI/DOHERTY 50 ROSEMONT ROAD, LLC, a Delaware limited liability company (“Landlord”).

W I T N E S S E T H

Reference is made to that certain Third Amendment to Lease and Restatement of Lease dated April 29, 1982, as amended by a Fourth Amendment to Lease dated as of September 1, 1999 (as amended, the “Westwood Lease”) by and between Landlord, successor in interest to Francis J. Perry, Jr. and William J. Walker, as Trustees of Rosemont Trust, and Assignor, as tenant, for premises located at 50 Rosemont Road, Westwood, Massachusetts (the “Westwood Premises”). The Lease amended and restated in its entirety a lease originally executed November 26, 1980 by and between Landlord’s predecessors and Assignor (the “1980 Lease”). Notice of the 1980 Lease was recorded with the Norfolk County Registry of Deeds in Book 5856, Page 228. Notice of the Lease was provided by a Second Amendment to Notice of Lease recorded with the Registry in Book 5996, Page 564.

WHEREAS, Assignee, an affiliate of Landlord, as landlord, and Assignor, as tenant, have entered into a Net Lease dated as of the date hereof for premises (the “Norwood Premises”) located at 825 University Avenue, Norwood, Massachusetts (the “Norwood Lease”); and

WHEREAS, upon the occurrence of the “Condition” (hereafter defined) Assignor desires to assign to Assignee its interest under the Westwood Lease, and Assignee desires to assume all of the rights and obligations of Assignor under the Westwood Lease; and

WHEREAS, Landlord is a party to this Assignment for the purposes herein stated.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, upon the occurrence of the Condition, Assignor assigns all of its rights, interests, obligations and responsibilities in and under the Westwood Lease to Assignee upon the following terms and conditions:

1. Assignor represents and warrants: that there have been no amendments to the Westwood Lease other than those recited herein; that Assignor has not assigned all or any interest under the Westwood Lease; that Assignor has not entered into any sublease of any space demised by the Westwood Lease; and that to its actual knowledge Assignor is not presently in default of any provision of the Westwood Lease.

2. Assignee hereby accepts this Assignment as of the Effective Date (hereafter defined). The “Condition” shall mean that the “Term Commencement Date” of the Norwood Lease, as defined in the Norwood Lease, shall have occurred. The date on which the Condition occurs shall be the “Effective Date.” The Assignor shall be primarily liable for all obligations under the Westwood Lease, including without limitation the obligation to pay “Fixed Rent” and

“Additional Rent” (as defined in the Westwood Lease), and the assignment shall not be deemed to have occurred, unless and until the Condition occurs. If for any reason whatsoever the Condition shall not occur, the assignment shall not be deemed to have occurred. If for any reason whatsoever the Norwood Lease is terminated prior to the Effective Date, this Assignment shall automatically be void and of no force and effect.

3. Assignee shall observe and perform and be bound by all of the terms, covenants and conditions of the Lease as tenant thereunder accruing from and after the Effective Date, and Assignee shall pay to Assignor a pro rata share (i.e. for the period after the Effective Date) of any Fixed Rent and Additional Rent actually paid by Assignor under the Westwood Lease for the month in which the Effective Date occurs if such date occurs on a date other than the first day of the month.

4. Assignee shall indemnify and hold harmless Assignor and Landlord for, from and against any actions, suits, proceedings or claims, and all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection therewith, based upon or arising out of any breach or alleged breach of the Lease or out of any other facts connected with the Lease, occurring or alleged to have occurred from and after the Effective Date and not due to the acts or omissions of Assignor. Assignor shall indemnify and hold harmless Assignee and Landlord for, from and against any actions, suits, proceedings or claims, and all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection therewith, based upon or arising out of any breach or alleged breach of the Lease or out of any other facts connected with the Lease, occurring or alleged to have occurred before the Effective Date of this Assignment.

5. No later than the “Release Date” (hereafter defined), Assignee agrees to satisfy the “Release Requirement” (hereafter defined). The Release Requirement shall mean that Assignee shall cause to be delivered to Assignor either (a) documentation executed by Landlord and by the holder of that certain Mortgage, Security Agreement and Fixture Filing dated November 19, 1999 by and between the predecessor in interest to Landlord and Metropolitan Life Insurance Company (“Mortgagee”), recorded with the Norfolk County Registry of Deeds in Book 13868, Page 166 (the “Mortgage”) reasonably satisfactory to Assignor releasing Assignor from any liability under the Westwood Lease and the Subordination, Non-Disturbance and Attornment Agreement between Assignor and Mortgagee dated November 23, 1999 (the “SNDA”) as of the Effective Date (subject to Sections 4 and 6 hereof), or (b) evidence that Landlord has paid off the loan secured by, and discharged, the Mortgage together with documentation executed by Landlord satisfactory to Assignor releasing Assignor from any liability under the Westwood Lease as of the Effective Date (subject to Sections 4 and 6 hereof). The Release Date shall be July 1, 2006, provided that if and to the extent that the Term Commencement Date under the Norwood Lease has not occurred by such date due to “Tenant Delay” (as defined in the Norwood Lease) or a “Force Majeure Event” (as defined below), the Release Date shall be delayed for the period of delay resulting from (i) the Tenant Delay, and (ii) the Force Majeure Event, but in no event shall a Force Majeure Event delay the Release Date by more than sixty (60) days. For purposes of this Agreement, “Force Majeure Event” shall mean delays caused by Acts of God, war, civil commotion, fire, flood or other casualty, unusually severe weather, or other causes beyond Landlord’s reasonable control, but expressly excluding labor difficulties, shortage of labor, materials or equipment, or government regulation.

If the Release Requirement is not satisfied by the Release Date, Assignee agrees that the obligation of Assignor to pay Annual Fixed Rent under the Norwood Lease shall be abated on a day-for-basis for a period of time equal to the time between the Release Date and the date the Release Requirement is satisfied. For any period between (i) the Release Date if the Release Requirement is not satisfied by such date and (ii) the Effective Date, the foregoing abatement shall accrue as a rent credit, and shall be applied against the Annual Fixed Rent due under the Norwood Lease commencing on the Effective Date.

6. Notwithstanding the assignment, Assignor shall be entitled, as a licensee and not as a tenant or subtenant, to have access to the Westwood Premises for a period of up to 30 days after the Effective Date (the “License Period”) in order to arrange for the orderly move of its business operation to the Norwood Premises and to yield up the Westwood Premises under the Westwood Lease (the “License”), provided that such License shall be on the same terms and conditions pursuant to which Assignor occupies the Westwood Premises in the Westwood Lease, other than the obligation to pay Fixed Rent, but including without limitation the obligation to be responsible for Additional Rent for the License Period, and Assignor shall indemnify and hold Assignee and Landlord harmless from its failure to yield up the Westwood Premises by the expiration of the License Period. Assignor, Assignee and Landlord agree that yield up shall be in accordance with Section 5.1.10 of the Westwood Lease, provided that it is agreed that if an item is listed on Exhibit A hereto as not to be removed, Assignor shall not remove the same at yield up, and if an item is listed on Exhibit A as to be removed, Assignor shall remove the same and make such repairs as a result of such removal as are required by the Westwood Lease. Except as to any item not existing as of the date hereof, such list shall be the limit of Tenant’s removal obligations. Assignor may terminate this License at any time prior to the expiration of the License Period by notice to Assignee and Assignee may terminate this License at any time by notice to Assignor if a Default occurs under and as defined in the Norwood Lease or its Assignor defaults under this License and such default continues for more than fifteen (15) days after written notice.

7. Landlord consents to the terms of this Agreement upon the occurrence of the Condition without further action, provided that consent to assignment in this instance shall not be deemed to be consent to any other assignment. Assignee agrees to defend, indemnify and hold harmless Assignor from and against any claims, demands, suits, loss or damage by Landlord and/or Mortgagee, and their successors, arising out of or related to the execution, delivery and performance of this Agreement by Assignor, or the performance of the SNDA by Assignor with respect to this Agreement.

8. From and after the date hereof, during the term of this Agreement Assignor hereby waives any right to assign, sublet, or seek consent to assignment or subletting of the Westwood Premises or any portion thereof. Assignee agrees that from and after the assignment pursuant to Section 2 above until the occurrence of the satisfaction of the Release Requirement, no party other than Assignee (and Assignor pursuant to the above License) and the Landlord shall be permitted to enter the Westwood Premises, and in no event shall any business or operations be undertaken in the Westwood Premises until the occurrence of the satisfaction of the Release Requirement.

9. Except as expressly set forth herein, nothing contained herein shall limit Landlord’s rights under the Westwood Lease.

10. All costs and expenses (including reasonable attorneys’ fees) incurred by one party in successfully enforcing its rights under this Agreement shall be paid by the other party.

WITNESS the execution hereof under seal as of the date first above written.

ASSIGNOR:

LTX CORPORATION, a Massachusetts corporation

By:
Name: Title: Hereunto duly authorized

By:
Name: Title: Hereunto duly authorized

ASSIGNEE:

CFRI/DOHERTY UNIVERSITY AVENUE, L.L.C., a Delaware limited liability company

By:	CFRI UNIVERSITY AVENUE, L.L.C., a Delaware limited liability company, its managing member

	By:	CRI Property Trust, a Maryland real estate investment trust, its sole member

By:
Name: Its:

LANDLORD:

CFRI/DOHERTY 50 ROSEMONT ROAD, LLC, a Delaware limited liability company

By:	CFRI 50 Rosemont Road, LLC, a Delaware limited liability company

	By:	CFRI Boston, LLC, a Delaware limited liability company

		By:	CRI Property Trust, a Maryland real estate investment trust

By:
Name: Its:

Exhibit A

[See attached list of Items to be Removed and

Items Not to be Removed Upon Yield Up under Westwood Lease]